Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2018, with respect to the consolidated balance sheets of Eco-Stim Energy Solutions, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity for each of the years in the two-year period ended December 31, 2017, included in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Whitley Penn LLP

Houston, Texas

June 26, 2018